Exhibit 23
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            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, (file number 333-117270) of our report, dated February 29, 2008 on our audits on the consolidated financial statements of Monroe Bancorp as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, which report is incorporated by reference in Monroe Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2007. We also consent to the incorporation by reference of our report dated dated February 29, 2008, on our audit of the internal control over financial reporting of Monroe Bancorp as of December 31, 2007, which report is included in this Annual Report on Form 10-K.



/s/ BKD, LLP
Indianapolis, Indiana
March 11, 2008